Exhibit 99.2

Under Armour: Fourth Quarter 2011 Earnings Call, January 26, 2012 (Brad Dickerson)

I would now like to spend some time discussing our fourth quarter and full year 2011 financial results, followed by our updated 2012 guidance.

Our net revenues for the fourth quarter of 2011 increased 34% to $403 million. For the full year, net revenues increased 38% to $1.473 billion, which compares to our most recent full year guidance of $1.46 to $1.47 billion.

Apparel grew 27% to $323 million during the quarter. Similar to last quarter, our Fleece business led the way with strength across Men’s, Women’s, and Youth. Our Charged Cotton platform also continued to drive growth during the quarter and contributed approximately $65 million in net revenue growth during the full year.

Our Direct-to-Consumer net revenues increased 50% for the quarter, representing approximately 38% of net revenues compared to 33% in the prior year period. For the full year, Direct-to-Consumer net revenues increased 62%, representing 27% of net revenues compared to 23% in 2010. On the Retail side, we opened four new Factory House stores during the fourth quarter, increasing our Factory House store base to 80, up nearly 50% from 54 locations at the end of 2010. We also opened our first Mountain Specialty store in Vail, Colorado in November and will look to test additional full-price concepts going forward. On the Ecommerce side, we launched our new Web site in November and registered our first $2 million dollar day on this platform during the quarter. We will focus on optimizing our site during 2012 and expect Ecommerce to grow at a faster rate than our Factory House business in 2012.

Footwear net revenues during the fourth quarter increased 43% to $31 million from $22 million in the prior year, representing 8% of net revenues. This growth was primarily driven by the performance of our new 2011 running styles including the Assert, the Split, and the recently introduced Charge RC, which has performed well across Men’s and Women’s at a premium $120 price point.

Accessories net revenues during the fourth quarter increased nearly 150% to $37 million from $15 million in the prior year period, reflecting the addition of our hats and bags business which we brought in-house in January 2011.

International net revenues increased 16% to $26 million in the fourth quarter and represented approximately 6% of total net revenues, driven by strong growth with our Japanese licensing partner Dome.

Fourth quarter gross margins contracted 10 basis points to 51.6% compared with 51.7% in the prior year’s quarter. These results drove our full-year gross margins down 150 basis points to 48.4%, which compares to our previous guidance of 2011 gross margins down 160 to 180 basis points. Three factors primarily contributed to our fourth quarter gross margin performance:

•	First, in North American wholesale apparel, less favorable product mix and higher input costs negatively impacted margins by 70 basis points.

•	Second, a lower mix of licensing net revenues negatively impacted margins by approximately 30 basis points.

•	Third, these factors were largely offset by favorable year-over-year impacts related to sales returns and allowances.

Selling, general and administrative expenses as a percentage of net revenues leveraged 210 basis points to 37.9% in the fourth quarter of 2011 from 40.0% in the prior year’s period. Details around our four SG&A buckets are as follows:

•

First, Marketing costs declined to 10.9% of net revenues for the quarter from 11.1% in the prior year period. For the full year, marketing spend was 11.4% of net revenues, slightly above our previous 11.2%-11.3% guidance, and compared to 12.0% in 2010. Even with this leverage, we spent $40 million more in marketing year-over-year.

•

Second, Selling costs increased to 10.9% of net revenues for the quarter from 10.1% in the prior year period, primarily driven by the continued expansion of our Factory House stores and investments in our Ecommerce business.

•	Third, Product Innovation and Supply Chain costs declined to 8.2% of net revenues for the quarter from 9.1% in the prior year period, partially driven by leverage in personnel costs.

•	Finally, Corporate Services decreased to 7.9% of net revenues compared to 9.7% in the prior year period, primarily as we leveraged corporate personnel and facility costs.

Operating income during the fourth quarter grew 57% to $55 million compared with $35 million in the prior year period. For the full year, operating income increased 45% to $163 million, compared to our most recent full year guidance of $159 to $162 million.

Operating margin expanded 200 basis points during the quarter to 13.7% and 50 basis points for the full year to 11.1%.

Below the operating line, net other expenses increased to $1.4 million in the fourth quarter from $0.7 million in the prior year’s period, as a result of the debt assumed for our acquisition of our corporate headquarters.

Our fourth quarter tax rate of 39.6% was unfavorable to the 33.4% rate in last year’s period which included positive impacts from tax credits and tax planning strategies. For similar reasons, our full year effective tax rate of 38.2% was above the 37.1% effective tax rate in 2010.

Our resulting net income in the fourth quarter increased 42% to $33 million compared with $23 million in the prior year period. Fourth quarter diluted earnings per share increased 40% to $0.62 compared with $0.44 in the prior year period. Full year diluted earnings per share increased 38% to $1.85 compared to $1.34 in 2010.

Now switching over to the balance sheet. Total cash and cash equivalents at quarter-end decreased 14% to $175 million compared with $204 million at December 31, 2010. We had no borrowings outstanding on our $300 million revolving credit facility at quarter-end. Long term debt increased to $78 million at quarter-end from $16 million at the end of 2010, reflecting the acquisition of our corporate headquarters.

Inventory at quarter-end increased 51% year-over-year to $324 million compared to $215 million at December 31, 2010. A portion of this growth in inventory dollars is being driven by higher costs per unit, as the growth in inventory units at approximately 35% is more in-line with our Q4 top-line growth. This higher cost per unit is heightened in the current quarter as we flow products into our inventory to service our Spring/Summer 2012 season which is the peak of our current input cost pressures. I will provide additional color around this and our anticipated 2012 gross margin and inventory position shortly.

Our investment in operating capital expenditures was approximately $8 million for the fourth quarter and approximately $54 million for 2011. We are currently planning 2012 operating capital expenditures in the range of $60 to $65 million. As a reminder, in 2011 we also invested nearly $62 million related to the purchase of our corporate headquarters.

Now moving onto our updated outlook for 2012. Our prior preliminary outlook called for 2012 net revenues and operating income growth to be at the higher end of our long-term growth targets of 20%-25%.

We are now taking a more prudent view on our wholesale apparel revenue growth heading into 2012. The impact of unseasonably warm weather has led to elevated inventory levels at retail to start 2012. When we combine this with the overall more conservative approach our retail partners are taking to manage their own inventories, we believe a more conservative expectation around revenue growth within our wholesale business is appropriate.

Given these factors, we are now planning for 2012 net revenues to come in at the low end of our long-term growth target of 20%-25%.

Looking at gross margins, we continue to see different first half and second half stories for the year. Our product costs for the first half of 2012 were locked in last spring when synthetic and cotton inflation hit peak levels. As a result, we continue to expect the net impact to product margins during the first half of 2012 to approximate the 2011 full year product margin impact of 110 basis points. We expect this dynamic to be the primary gross margin story during the first half of 2012.

In the second half of 2012, while we expect raw material headwinds to abate, we are still much more dependent on synthetic prices which have not shown the same level of declines as cotton prices. We believe margin improvement in the second half of 2012 will be more dependent on the continued efforts of our improving sourcing and planning functions, as well as our efforts to rationalize our SKU base. We believe these efforts should yield second half gross margin improvement that will generally offset the pressure expected during the first half of 2012.

Looking at SG&A, we see the opportunity for moderate leverage even while sustaining investments for our future growth.

•	We currently expect to see a similar Marketing spend rate in 2012 as in 2011, and expect the quarterly spending cadence to look comparable to 2011.

•

Selling expenses should continue to deleverage throughout the year as we expect our Direct-to-Consumer growth rate to outpace our overall growth rate. We anticipate adding 15-20 outlet doors in 2012, a growth rate of 20-25% over the 80 doors at the end of 2011. Additionally, we will continue our ongoing enhancements around our Ecommerce business.

•

The Product Innovation and Supply Chain expense rate is expected to be at a relatively flat percentage of revenue compared to 2011, as we continue to make the right investments to support our future growth.

•	Finally, Corporate expenses are expected to leverage, though to a much lesser degree than 2011.

Rolling Gross Margin and SG&A factors together, we continue to expect 2012 operating income growth to be at the higher-end of our long-term growth target of 20%-25%.

Below operating results, we anticipate higher year-over-year interest expense given a full year of the additional long-term debt for our headquarters acquisition. In addition, we expect a full year effective tax rate of 37.5% to 38.0%, given our on-going tax planning strategies. We expect our fully diluted weighted average shares outstanding to be in the range of 53.2 to 53.4 million.

Before opening up to Q&A, we would also like to provide some additional color on inventory. As we mentioned, inventory ended 2011 up 51% year-over-year, a rate that was down 12% sequentially from the prior quarter. In 2012, we remain laser focused on improving our inventory management and we will build upon several initiatives developed in 2011.

SKU rationalization has been a big focus for us and we anticipate a reduction of our total assortment by 20% during 2012. This creates a filter to assist our forecasting and planning processes, where we are much more focused and disciplined not only on how we will buy, but also how we will flow product into our warehouses. Our planning strategy also means that we will lean more on our Factory House outlet channel in 2012 to support these processes and ultimately optimize our inventory positioning. Finally, we are seeing some encouraging signs with our sourcing strategy as we focus on supplementing our current supplier base and shortening our lead times.

Combining these factors, we expect the inventory growth rate to contract further in the first half of 2012, though the gap with the net revenues growth rate will still exist. In the second half of 2012, we anticipate the inventory growth rate will come in below the net revenues growth rate.

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.